Exhibit 99.1

INTERNATIONAL SHIPHOLDING ANNOUNCES AGREEMENT
TO SELL TWO PURE CAR TRUCK CARRIERS

Mobile, Alabama, March 14, 2012 – International Shipholding Corporation (NYSE: ISH) announced today that it has entered into an agreement with Norwegian Car Carriers ASA for the sale of two of its International Flag Pure Car Truck Carriers. The transaction is scheduled to close by the end of the first quarter and will generate proceeds of approximately $73.9 million. This transaction will realize a reportable gain of about $3.5 million in the first quarter. Proceeds will be used to pay down debt of approximately $35 million collateralized by these vessels and will strengthen ISH’s position to pursue accretive growth opportunities. DnB NOR Markets, Inc. acted as exclusive advisor to the Company.

Mr. Niels M. Johnsen, Chairman and Chief Executive Officer, stated, “We are pleased to realize a profit from this transaction. The sale of these two vessels provides us with liquidity to pay down debt as we seek further accretive opportunities to grow our operating fleet.”

About International Shipholding Corporation
International Shipholding Corporation, through its subsidiaries, operates a diversified fleet of U.S. and international flag vessels that provide worldwide and domestic maritime transportation services to commercial and governmental customers primarily under medium to long-term charters and contracts.

For more information about the company, please visit www.intship.com.

Contact:

The IGB Group
David Burke
(646) 673-9701
dburke@igbir.com
Leon Berman
(212) 477-8438
lberman@igbir.com

International Shipholding
Niels M. Johnsen, Chairman (212) 943-4141
Erik L. Johnsen, President (251) 243-9221